Exhibit 5.1

Webull Corporation 200 Carillon Parkway St. Petersburg, Florida 33716	D +852 6595 3937 / +852 3656 6073
E nicholas.plowman@ogier.com / rachel.huang@ogier.com

Reference: NJP/RYH/505546.00003

30 April 2025

Webull Corporation (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Registration Statement) related to the offering and sale by the selling shareholders named in the Registration Statement or their permitted transferees (together, the Selling Shareholders) of:

(a)	127,445,012 Class A ordinary shares with US$0.00001 par value each of the Company (each a Class A Ordinary Share, such 127,445,012 Class A Ordinary Shares are collectively referred to as the Resale Shares);

(b)	6,792,000 private warrants to purchase Class A Ordinary Shares (the Private Warrants);

(c)	20,000,000 warrants to purchase Class A Ordinary Shares (the Incentive Warrants);

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li** Rachel Huang** Yuki Yan** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(d)	17,271,990 Class A Ordinary Shares that may be issued upon exercise of (i) 10,479,990 public warrants to purchase Class A Ordinary Shares (the Public Warrants, together with the Private Warrants and the Incentive Warrants, the Warrants)) and (ii) 6,792,000 Private Warrants; and

(e)	20,913,089 Class A Ordinary Shares that may be issued upon exercise of the Incentive Warrants (the Shares to be issued upon the exercise of the Warrants are collectively referred to as the Warrant Shares, together with the Resale Shares, the Shares).

The Registration Statement is also related to the resale of the following shares of the Company (collectively, the Sale Shares):

(a)	50,000 Class A Ordinary Share to be issued to Wilson Sonsini Goodrich & Rosati, P.C. as set out in the Registration Statement and in accordance with the terms of the Agreements (as defined in Schedule 1); and

(b)	50,000 Class A Ordinary Shares to be issued to Aqua Pursuit International Limited as set out in the Registration Statement and in accordance with the terms of the Agreements.

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in Schedule 1. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Shares

(b)	The Warrant Shares to be offered and issued by the Company as contemplated by the Registration Statement upon the exercise of the Warrants in accordance with the Warrant Documents, have been duly authorised for issue and when issued by the Company upon:

(i)	payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement and the Warrant Documents and in accordance with the Resolutions and the then effective memorandum and articles of association of the Company; and

(ii)	the entry of those Warrant Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

(c)	The 20,747,004 Resale Shares to be offered and issued as contemplated by the Registration Statement, have been duly authorised for issue and when issued by the Company upon:

(i)	payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement and automatic conversion in accordance with the Resolutions and the then effective memorandum and articles of association of the Company; and

(ii)	the entry of those Resale Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

(d)	The 106,598,008 Resale Shares to be offered and sold by the Selling Shareholders as contemplated by the Registration Statement have been duly authorised for issue and validly issued, fully paid and non-assessable.

(e)	The 100,000 Sale Shares to be offered and issued as contemplated by the Registration Statement and the Agreements have been duly authorised for issue and when issued by the Company upon:

(i)	payment in full of the consideration as set out in the Registration Statement and the Agreements in accordance with the terms set out in the Registration Statement and the Agreements in accordance with the Resolutions and the then effective memorandum and articles of association of the Company; and

(ii)	the entry of those Sale Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than, to the extent expressly provided herein, the Company’s Memorandum and Articles of Association) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the references to this firm in the Registration Statement under the heading “Legal Matters” and “Enforcement of Civil Liabilities under U.S. Securities Laws”. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion may be used only in connection with the Shares while the Registration Statement is effective. With the exception of your professional advisers (acting only in that capacity), it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Act, without our prior written consent.

Yours faithfully

/s/ Ogier

Schedule 1

Documents examined

Corporate and other documents

1	The Certificate of Incorporation of the Company dated 2 September 2019 issued by the Registrar.

2	The fifth amended and restated memorandum and articles of association of the Company adopted by special resolution on 3 December 2024 and effective on 10 April 2025 and filed with the Registrar on 16 April 2025 (the Memorandum and the Articles).

3	A Certificate of Good Standing dated 28 March 2025 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

4	A copy of the register of members of the Company dated 10 April 2025 (the Pre-Listing Register of Members).

5	A copy of the listed register of members of the Company maintained by Continental Stock Transfer & Trust Company as the transfer agent of the Company dated 24 April 2025 and provided to us on 25 April 2025 (the Listed Register of Members).

6	The register of directors and officers of the Company filed with the Registrar on 11 April 2025 (the Register of Directors, and together with the Pre-Listing Register of Members and the Listed Register of Members, the Statutory Books).

7	A certificate dated on the date hereof as to certain matters of fact signed by a director of the Company (the Director’s Certificate).

8	The copies of the minutes of the meeting of the board of directors of the Company dated 22 February 2024 and 3 December 2024 (collectively, the Board Minutes).

9	The copy of the unanimous written resolutions of the board of directors of the Company dated 9 April 2025 and 25 April 2025 (collectively, (the Board Resolutions, together with the Board Minutes, the Board Approvals).

10	The copy of the minutes of an extraordinary general meeting of the shareholders of the Company dated 22 February 2024 (the EGM Minutes, together with the Board Approvals, the Resolutions).

11	The Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 24 April 2025 (the Register of Writs).

12	A search of the Cayman Online Registry Information Service conducted against the Company at the Registrar on 24 April 2025 (the CORIS Search).

13	The Registration Statement.

14	The subscription agreement entered into between the Company and Wilson Sonsini Goodrich & Rosati, P.C. dated 29 April 2025 and subscription agreement entered into between the Company and Aqua Pursuit International Limited dated 29 April 2025 (collectively, the Agreements, and each an Agreement).

15	The form of specimen certificate for Class A Ordinary Shares as exhibited to the Registration Statement (the Share Certificates).

16	The forms of the warrant agreements and the warrant certificates constituting the Warrants, all of which are exhibited to the Registration Statement (the Warrant Documents and, together with the Share Certificates and the Agreements, the Documents).

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Statutory Books, the Good Standing Certificate and the Director’s Certificate is accurate and complete as at the date of this opinion.

5	Where any Document has been provided to us in draft or undated form, that Document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked.

6	There will be no intervening circumstance relevant to this opinion between the date hereof and the date upon which the Class A Ordinary Shares are issued.

7	There is nothing in any law (other than the laws of the Cayman Islands) that would or might affect the opinions herein.

Status, authorisation and execution

8	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

9	Each Document has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it (other than the Company) in accordance with all applicable laws.

10	The obligations expressed to be assumed by the Company and by the other parties in each Document constitute legal, valid, binding and enforceable obligations of such parties under all applicable laws (other than the laws of the Cayman Islands).

11	In authorising the execution and delivery of the Documents by the Company, the issue and allotment of the Class A Ordinary Shares and Warrants, and the exercise of its rights and performance of its obligations under the Documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

12	At the time of the issuance of any Shares in accordance with its terms of issuance set out in the Registration Statement and the Documents (as applicable), the Company would not have been struck off and dissolved or placed in liquidation.

Enforceability

13	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

Shares

14	The Class A Ordinary Shares to be issued shall be issued at an issue price in excess of the par value thereof.

15	Issuance of any Shares, at such time of issuance, whether as principal issue or on the conversion, exchange or exercise of any Shares or Warrants, would not result in the Company exceeding its authorised number of shares; and upon the issue of any Shares, the Company would receive consideration for the full issue price thereof which should be equal to at least the par value thereof and that such issuance would be duly registered, and would continue to be registered, in the Company's register of members.

16	The Resale Shares were issued in accordance with the terms set out in the Registration Statement and the Documents (as applicable) and in accordance with the Resolutions and the Company's then effective memorandum and articles of association, and the consideration for the issuance of the Resale Shares as set out in the Registration Statement and the Documents (as applicable) has been fully paid.

Register of Writs and CORIS Search

17	The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

18	The CORIS Search which we have examined is accurate and that the information disclosed by the CORIS Search is true and complete and that such information has not since been altered.

Schedule 3

Qualifications

Good Standing

1	Under the Companies Act (Revised) of the Cayman Islands (Companies Act) annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited Liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; and (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Class A Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Class A Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.